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                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE
Contact:
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David L. Concannon
General Counsel
Axsys Technologies, Inc.
(201) 871-1500
Web Site: http://www.axsys.com


            AXSYS TECHNOLOGIES, INC. ANNOUNCES STOCK REPURCHSE PROGRAM

Englewood Cliffs, NJ -- August 10, 1998 -- Axsys Technologies, Inc. (Nasdaq:
AXYS) today announced that its Board of Directors has authorized the repurchase, from time to time, on the open market or otherwise, of up to 200,000 shares of its common stock at prevailing market prices or at negotiated prices. Such repurchases will be funded primarily with borrowings under the Company's existing credit facility. The Company plans to use the repurchased shares for general corporate purposes, including the satisfaction of commitments under its employee benefit plans.

Axsys Technologies designs, manufactures and sells custom micro-positioning and precision optical components and systems for markets such as defense, space, digital imaging and electronics capital equipment. The Company also designs, manufactures and sells interconnect devices and distributes precision ball bearings for use in a variety of industrial, commercial and consumer applications.

This news release contains certain forward-looking statements. The Company's business is subject to a variety of risks and uncertainties. As a result, actual future results and developments may be materially different from those expressed or implied in any forward-looking statement. Disclosure regarding factors affecting the Company's future results and developments is contained in the Company's public filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997.


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